Exhibit (a)(5)(O)

PRESS RELEASE

FOR IMMEDIATE RELEASE

TIBERIUS CAPITAL’S TENDER OFFER FOR

MATHSTAR EXPIRES

CHICAGO, Illinois, October 1, 2009 — Tiberius Capital II, LLC (“Tiberius”), a value-opportunity fund located in Chicago, announced that its $1.45 per share cash tender offer for all shares of common stock of MathStar, Inc. (MATH.PK) expired at 11:59 p.m., New York City time, on Wednesday, September 30, 2009, without acceptance of the tendered shares, due to several conditions not being satisfied, including the minimum tender condition.

Tiberius has instructed Mellon Investor Services LLC, the depositary for the offer, to promptly return all shares tendered.

Forward-looking Statements

This press release contains forward-looking statements. Tiberius disclaims any intent or obligation to update these forward-looking statements. All statements contained herein that are not clearly historical in nature or that may necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “potential,” “strategy,” “pursue,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as delays in effecting the tender offer, unanticipated events, prolonged adverse conditions in the U.S. economy, and expectations regarding MathStar’s financial condition and liquidity. Forward-looking statements involve risks and uncertainties.

TIBERIUS CAPITAL II, LLC

303 EAST WACKER DRIVE, SUITE 311 CHICAGO, ILLINOIS 60601